KIRKPATRICK & LOCKHART LLP
                1800 Massachusetts Avenue, N.W.
                  Washington, D.C.  20036-1800
                         (202) 778-9000


                          March 27, 1996

Legg Mason Global Trust, Inc.
111 South Calvert Street
Baltimore, MD  21203

Dear Sir or Madam:

     Legg Mason Global Trust, Inc. ("Fund") is a corporation organized under the laws of the State of Maryland on December 31, 1992. We understand that the Fund is about to file Post-Effective Amendment No. 9 to its Registration Statement on Form N-1A for the purpose of registering additional shares of common stock of one of its series, the Legg Mason Global Government Trust ("Portfolio"), under the Securities Act of 1933, as amended ("1933 Act"), pursuant to Section 24(e)(1) of the Investment Company Act of 1940, as amended ("1940 Act").

     We have, as counsel, participated in various corporate and other proceedings relating to the Fund. We have examined copies either certified or otherwise proved to be genuine, of the Articles of Incorporation and By-Laws of the Fund and minutes of the meetings of the board of directors and other documents relating to its organization and operation, and we are generally familiar with its corporate affairs. Based upon the foregoing, it is our opinion that the shares of common stock of the Portfolio currently being registered pursuant to Section 24(e)(1) as reflected in Post-Effective Amendment No. 9 may be sold in accordance with the Fund's Articles of Incorporation and By-Laws and, when so sold, will be legally issued, fully paid and non-assessable. We express no opinion as to compliance with the 1933 Act, the 1940 Act or applicable state securities laws in connection with the sales of shares of common stock.

     We hereby consent to this opinion accompanying Post-Effective Amendment No. 9 which you are about to file with the Securities and Exchange Commission.

                    Sincerely yours,

                    KIRKPATRICK & LOCKHART LLP

                    By: /s/ Arthur C. Delibert
                       Arthur C. Delibert